Exhibit 99

Provident New York Bancorp Announces Fiscal 2009 Third Quarter Earnings of $0.23 Per Diluted Share

MONTEBELLO, N.Y.--(BUSINESS WIRE)--July 16, 2009--Provident New York Bancorp (NASDAQ-Global Select Market:PBNY), the parent company of Provident Bank, today announced third-quarter results for the fiscal year ending Sept. 30, 2009. Net income for the quarter was $9.0 million, or $0.23 per diluted share, compared to net income of $6.3 million, or $0.16 per diluted share for the third quarter of fiscal 2008. Net income for the nine months ended June 30, 2009 was $20.8 million, or $0.54 per diluted share, compared to $17.3 million, or $0.44 per diluted share for the same period in 2008.

President’s Comments

“Provident Bank continued to perform under difficult market conditions in the fiscal third quarter,” said George Strayton, President and CEO. “Most notably, while certain credit quality indicators improved such as reduced net charge-offs and nonperforming loans compared to the previous quarter, we will still face many hurdles in the months ahead, but we believe we are on the right track in terms of positioning ourselves for an eventual recovery of the economy. In addition, we grew our deposits, controlled expenses and reduced the impact of faster prepayments by locking in gains on higher coupon mortgage backed securities. These actions resulted in quality core earnings and record quarterly earnings which fortified an already strong capital position. Overall loans outstanding were flat during the quarter, as we sold most new production of 1-4 family loans into the secondary market, reducing the residential loan portfolio, while other categories grew. As we move forward, our focus will remain on preserving and growing our core business, and providing sound, prudent management of the bank.”

Key items for the quarter include:

  The Bank remained well capitalized at June 30, 2009, with total risk-based capital ratio of 13.89 percent and a Tier 1 leverage ratio of 9.04 percent. The Company’s tangible capital ratio as a percent of tangible assets was 9.55 percent compared to 9.11 percent at March 31, 2009.
  Net charge-offs totaled $1.9 million (0.44 percent of average loans on an annualized basis) a decrease of $2.4 million compared to the prior linked quarter and an increase of $1.1 million from the quarter ended June 30, 2008.
  The loan-loss provision for the third quarter was $3.5 million, a decrease of $3.6 million from the linked quarter and an increase of $2.1 million over the same quarter in fiscal 2008. The provision for the quarter was $1.6 million in excess of net charge-offs. Allowance for loan losses totaled $28.0 million, or 1.63 percent of loans outstanding and 118 percent of non-performing loans as of June 30, 2009.
  Classified loans have increased from $35.9 million to $44.2 million during the quarter.
  Realized gains on sales of securities were $10.0 million for the three months ended June 30, 2009 compared to $22,000 for the same period in 2008 and $6.1 million for the linked quarter ended March 31, 2009.
  Net interest margin on a fully tax-equivalent basis was 3.74 percent for the third quarter of fiscal 2009, compared to 4.04 percent for the third quarter of fiscal 2008 and 3.80 percent for the linked quarter.
  Commercial transaction accounts grew $32.0 million or 15 percent over the linked quarter. Total transaction accounts were $614.3 million at June 30, 2009, compared to $598.1 million at March 31, 2009. In addition to transaction account growth, savings accounts grew $12.8 million over March 31, 2009 levels.

Capital and Liquidity

Provident Bank remained well-capitalized with excellent liquidity in the third quarter, as it continued to build capital during fiscal 2009, with the Bank’s Tier 1 leverage ratio increasing to 9.04 percent. The Company’s tangible capital as a percent of tangible assets increased to 9.55 percent as of June 30, 2009, while its tangible book value improved to $6.41 from $5.78 at September 30, 2008. Total capital increased $21.6 million from September 30, 2008, to $420.8 million at June 30, 2009, due to a $12.2 million increase in the Company’s retained earnings and a $7.8 million improvement in accumulated other comprehensive income, after realizing security gains in the fiscal year of $16.4 million. The Company resumed open market stock repurchases during the quarter, acquiring 315,650 shares, with a market value of $2.5 million.

The Bank continued to focus on increasing its liquidity, and strengthening its balance sheet, which resulted in a minor compression in net interest margin in the quarter. As of June 30, 2009, the Bank maintained $62.4 million in cash at the Federal Reserve Bank compared to $6.7 million at September 30, 2008 for enhanced liquidity purposes. Further, the Bank has had no outstanding overnight borrowings under its $200 million line of credit facility with the Federal Home Loan Bank since January 2009. The Company’s high quality available for sale investment portfolio consists primarily of securities issued by U.S. Government Sponsored Agencies and general obligations of municipalities, and provides an additional source of liquidity.

Credit Quality

Net charge-offs for the quarter were $1.9 million (0.44 percent of average loans, on an annualized basis), compared to $4.3 million in the prior linked quarter and $812,000 for the quarter ended June 30, 2008. Net charge-offs of $1.3 million were in the community business loan portfolio which continues to be impacted by the ongoing sluggishness of the economy, on average outstandings of $101.9 million. Write-downs in the ADC portfolio totaled $703,000.

The Company’s loan-loss provision was $3.5 million in the third quarter, $1.6 million in excess of net charge-offs. This resulted in an increase in the allowance for loan losses to $28.0 million, or 1.63 percent of loans outstanding, and 118 percent of non-performing loans as of June 30, 2009. The primary reasons for increasing the allowance for loan losses continue to be related to the general economic slowdown and overall declining values of land in our market area.

Nonperforming loans decreased $2.6 million in the third quarter to $23.8 million, compared to $26.4 million at March 31, 2009. The Bank’s coverage ratio of nonperforming loans increased from 100 percent at March 31, 2009, to 118 percent at June 30, 2009.

The table below outlines those non-performing loans, at June 30, 2009, that are secured by real property, by category with the related weighted loan to value ratios and specific reserves against such loans:

Loans with Specific Reserves	Book Value	WLTV*	Specific Reserve	WLTV after Specific Reserve
ADC	$9,524	98%	$1,601	81%
Commercial mortgage	1,303	70	122	64
Residential mortgage	1,653	87	276	72

Loans with out Specific Reserves
ADC	1,103	73	-	73
Commercial mortgage	5,392	65	-	65
Residential Mortgage	3,849	64	-	64
Total Mortgage secured	22,824	81	1,999	72

Loans not Mortgage Secured
Loans with specific reserves	121		24
Loans without specific reserves	835		-
Total non-performing loans	23,780		2,023
General reserves			26,004
Total allowance for loan losses			$28,027
ORE balance	1,587
Total non-performing assets	$25,367

*Weighted average LTV is the gross loan value plus negative escrows (before specific reserves) divided by current appraised value of the collateral securing the loan.

Other real estate owned in the second quarter totaled $1.6 million, reflecting a write-down of $186,000 due to the continued decline in land values from the previous linked quarter and an increase compared to $84,000 at June 30, 2008.

Net Interest Income and Margin

Third quarter fiscal 2009 compared with third quarter fiscal 2008

Net interest income was $22.7 million for the third quarter of fiscal 2009, a $1.5 million decrease from the same quarter of fiscal 2008. The net interest margin on a tax-equivalent basis was 3.74 percent for the third quarter of fiscal 2009, compared to 4.04 percent for same period a year ago. The year-over-year comparison reflects the impact of the cuts in the federal funds target rate totaling two percent. The Company executed on its planned sale program, starting in February 2009, of approximately $350 million in mortgage backed securities with a book yield of 5.15 percent and an average life of 4.1 years, which were reinvested in securities having a yield of 3.34 percent and an average life of 3.2 years. As a result, the yield on interest-earning assets declined 80 basis points. For the same period, the cost of interest-bearing deposits decreased 72 basis points to 1.04 percent, and the cost of borrowings increased 32 basis points to 3.96 percent, reflecting the carry cost of term borrowings outstanding and repayment of short-term borrowings. The tax-equivalent yield on investments decreased 48 basis points compared to the same quarter in 2008.

Third quarter fiscal 2009 compared with linked quarter ended March 31, 2009

Net interest income for the quarter ended June 30, 2009, decreased $909,000 from the quarter ended March 31, 2009. The tax-equivalent net interest margin decreased 6 basis points from 3.80 percent for the same period. During the quarter the Bank sold $252.6 million in securities and purchased $252.0 million. The overall yield of the investment portfolio declined 47 basis points at June 30, 2009. Further, proceeds from normal principal payments have been kept liquid at the Federal Reserve, earning 25 basis points on an average balance of $112.5 million. While this item significantly enhanced the liquidity position of the Bank, the low yield received had a negative impact on net interest margin in the amount of 16 basis points.

Year-to-date comparison fiscal 2009 to fiscal 2008

On a fiscal year-to-date basis, net interest income increased $1.6 million for the nine-month period ended June 30, 2009, as compared to the same period in 2008, with the tax equivalent net interest margin decreasing from 3.89 percent to 3.84 percent.

Noninterest Income

Third quarter fiscal 2009 compared with third quarter fiscal 2008

Noninterest income totaled $15.3 million for the fiscal third quarter, an increase of $10.3 million from $5.0 million in the third quarter of fiscal 2008. The increase was due to gains of $10.0 million resulting from the Company’s decision to realize a portion of the recent appreciation in its security portfolio, monetizing other comprehensive income and reducing prepayment risk. The Company may realize further gains from its security holdings, if conditions justify such action. The increase also was due to $450,000 gains on the sale of $21.4 million of loans in the third quarter. The Bank has been selling current conforming residential mortgage loan originations in the secondary market to control interest rate risk. Fee income was relatively unchanged in the third quarter.

Third quarter fiscal 2009 compared with linked quarter ended March 31, 2009

Noninterest income increased on a linked-quarter basis, due to high levels of securities gains realized.

Year-to-date comparison fiscal 2009 to fiscal 2008

Noninterest income increased $16.4 million compared to the same period in 2008. Increases were driven primarily by the gain on sale of securities with smaller contributions from gains on the sale of premises and equipment and loans sold. Modest declines were seen in investment management fees as the market value of assets under management declined.

Noninterest Expense

Third quarter fiscal 2009 compared with third quarter fiscal 2008

The Company remained focused on controlling operating expenses. Noninterest expense increased by $2.6 million, or 13.5 percent, over the third quarter of fiscal 2008, primarily due to increased FDIC assessments of $2.1 million, including $1.4 million for the special assessment based upon 5 basis points on total assets less Tier 1 capital.

Third quarter fiscal 2009 compared with linked quarter ended March 31, 2009

On a quarter-to-quarter basis, non-interest expense increased $1.4 million primarily due to costs associated with increased FDIC assessments.

Year-to-date comparison fiscal 2009 to fiscal 2008

Noninterest expense increased by $4.8 million over the same period in 2008, primarily in the areas of compensation and benefits, especially pension and medical expense increases of $1.1 million, and FDIC assessments which increased by $2.9 million.

Income Taxes

The Company’s effective tax rate was 31.0 percent for the third quarter of fiscal 2009 and 28.8 percent for the third quarter of fiscal 2008. For the linked quarter ended March 31, 2009, the Company’s effective tax rate was 26.9 percent.

Key Balance Sheet Changes at June 30, 2009 compared to March 31, 2009

  Net loan balances were essentially flat in the fiscal third quarter of 2009. Residential loans declined $23.0 million, from March 31, 2009 as the Company continued to sell $21.4 million in residential fixed rate conforming loan originations into the secondary market. While loan demand is softer than a year ago due to the economic slowdown, commercial loan originations during the quarter were $92.2 million. In addition, since September credit spreads have improved significantly, a reflection of the withdrawal of many lenders from granting credit facilities in our market. Gross loans totaled $1.71 billion, compared to $1.74 billion at March 31, 2009.
  Securities decreased $58.1 million to $732.1 million, as the Company sold securities with market gains to improve liquidity and capture the appreciation resulting from the Federal Reserve’s efforts to keep mortgage interest rates artificially low and its planned purchase of up to $1.25 trillion in mortgage backed securities.
  Commercial transaction accounts continued to grow, up $31.7 million over the linked quarter. Period-end total deposits decreased $135.8 from March 31, 2009 due to seasonal declines in municipal accounts being offset in part by increases in commercial and retail transaction accounts, retail savings, and retail money market accounts.

Additional Information

  The sharp rise in FDIC insurance premiums during the year has added $2.9 million to the Company’s noninterest expense during fiscal 2009. The FDIC approved a new fee plan on May 22, 2009, which imposed a special assessment on insured banks of 5 basis points of total assets, in addition to regular insurance premiums. This special assessment is reflected fully upon the books of the Company as of June 30, 2009.
  The Company holds $330.1 million in mortgage backed securities issued by FHLMC and FNMA. It also holds private label CMO pass through securities having a fair market value of $10.2 million and an amortized cost basis of $12.1 million all of which were performing at June 30, 2009.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 33 branches that serve the Hudson Valley region and Bergen County, New Jersey. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident New York Bancorp and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (unaudited, in thousands, except share and per share data)

	June 30, 2009	September 30, 2008	June 30, 2008
Assets:

Cash and due from banks	$96,836	$125,810	$46,208
Total securities	732,076	834,701	818,603
Loans held for sale	891	189	-
Loans:
One- to four-family residential mortgage loans	473,838	513,381	510,832
Commercial real estate, commercial business	797,306	798,453	779,261
Acquisition,development and construction loans	189,920	170,979	157,306
Consumer loans	253,365	248,740	240,452
Total loans, gross	1,714,429	1,731,553	1,687,851
Allowance for loan losses	(28,027)	(23,101)	(22,001)
Total loans, net	1,686,402	1,708,452	1,665,850
Federal Home Loan Bank stock, at cost	23,447	28,675	31,823
Premises and equipment, net	40,234	36,716	34,625
Goodwill	160,861	160,861	160,861
Other amortizable intangibles	6,002	7,674	8,966
Bank owned life insurance	49,106	47,650	47,135
Other assets	28,501	33,643	36,483
Total assets	$2,824,356	$2,984,371	$2,850,554
Liabilities:
Deposits
Retail	$160,151	$162,161	$167,955
Commercial	220,260	203,682	200,237
Municipal	10,443	122,047	16,188
Personal NOW deposits	127,662	115,442	121,636
Business NOW deposits	31,311	20,881	25,176
Municipal NOW deposits	64,478	196,581	52,870
Total transaction accounts	614,305	820,794	584,062
Savings	369,424	335,986	351,431
Money market deposits	383,579	306,504	300,919
Certificates of deposit	505,675	525,913	539,308
Total deposits	1,872,983	1,989,197	1,775,720
Borrowings	436,735	566,008	635,596
Borrowings Senior Note	51,493	-	-
Mortgage escrow funds and other	42,370	30,008	38,097
Total liabilities	2,403,581	2,585,213	2,449,413
Stockholders’ equity	420,775	399,158	401,141
Total liabilities and stockholders’ equity	$2,824,356	$2,984,371	$2,850,554

Shares of common stock outstanding at period end	39,613,454	39,815,213	39,839,335
Book value per share	$10.62	$10.03	$10.07

Provident New York Bancorp and Subsidiaries CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited, in thousands, except share and per share data)
	Quarter Ended June 30,		Quarter Ended Mar 31,	Nine Months Ended June 30,
	2009	2008	2009	2009	2008
Interest and dividend income:
Loans and loan fees	$23,848	$25,630	$23,859	$73,534	$81,101
Securities taxable	5,460	8,048	7,533	20,886	24,058
Securities non-taxable	1,915	1,726	1,910	5,679	5,065
Other earning assets	428	662	284	1,009	2,052
	31,651	36,066	33,586	101,108	112,276
Interest expense:
Deposits	4,104	6,187	5,274	15,185	22,895
Borrowings	4,821	5,691	4,677	14,516	19,578
Total interest expense	8,925	11,878	9,951	29,701	42,473
Net interest income	22,726	24,188	23,635	71,407	69,803
Provision for loan losses	3,500	1,400	7,100	13,100	5,100
Net interest income after provision for loan losses	19,226	22,788	16,535	58,307	64,703

Non-interest income:
Deposit fees and service charges	3,083	3,100	3,035	9,256	9,183
Net gain on sales of securities	10,023	22	6,093	16,447	983
Title insurance fees	254	274	201	667	619
Bank owned life insurance	502	455	492	1,507	1,317
Gain on sale of premises and equipment	-	-	-	517	-
Gain on sale of loans	450	-	290	746	-
Investment management fees	622	750	599	1,829	2,242
Other	321	423	413	1,180	1,392
Total non-interest income	15,255	5,024	11,123	32,149	15,736

Non-interest expense:
Compensation and benefits	10,058	9,245	9,857	29,626	26,936
Stock-based compensation plans	639	973	825	2,321	2,893
Occupancy and office operations	3,310	3,090	3,218	9,607	9,309
Advertising and promotion	614	933	1,024	2,464	2,628
Professional fees	788	813	876	2,370	2,588
Data and check processing	558	646	598	1,721	1,913
Amortization of intangible assets	531	636	557	1,672	1,988
FDIC insurance and regulatory assessments	2,305	241	769	3,505	641
ATM/debit card expense	564	456	470	1,552	1,412
Other	2,150	1,922	1,882	5,990	5,693
Total non-interest expense	21,517	18,955	20,076	60,828	56,001

Income before income tax expense	12,964	8,857	7,582	29,628	24,438
Income tax expense	4,014	2,551	2,038	8,843	7,155
Net income	$8,950	$6,306	$5,544	$20,785	$17,283

Per common share:
Basic earnings	$0.23	$0.16	$0.14	$0.54	$0.44
Diluted earnings	0.23	0.16	0.14	0.54	0.44
Dividends declared	0.06	0.06	0.06	0.18	0.18
Weighted average common shares:
Basic	38,536,716	38,719,917	38,627,212	38,582,343	39,014,150
Diluted	38,683,135	39,110,353	38,811,114	38,768,486	39,402,248

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08
End of Period
Total assets	$2,824,356	$2,954,701	$2,921,551	$2,984,371	$2,850,554
Loans, gross (1)	1,714,429	1,735,507	1,746,605	1,731,553	1,687,851
Securities available for sale	689,286	739,595	795,017	791,688	777,161
Securities held to maturity	42,790	50,630	50,561	43,013	41,442
Bank owned life insurance	49,106	48,654	48,163	47,650	47,135
Goodwill	160,861	160,861	160,861	160,861	160,861
Other amortizable intangibles	6,002	6,533	7,090	8,329	8,966
Other non-earning assets	68,735	72,843	66,072	67,318	71,108
Deposits	1,872,983	2,008,766	1,898,142	1,989,197	1,775,720
Borrowings	488,228	490,139	566,519	566,008	635,596
Equity	420,775	421,406	416,998	399,158	401,141
Other comprehensive income / (loss) (SFAS 115), reflected in stockholders' equity	1,531	6,977	6,597	(5,892)	(2,708)
Average Balances
Total assets	$2,875,999	$2,961,719	$2,907,948	$2,867,613	$2,822,885
Loans, gross:
Real estate- residential mortgage	484,276	504,406	510,386	513,016	510,383
Real estate- commercial mortgage	547,846	551,011	553,483	552,930	528,308
Real estate- Acquisition, Development & Construction	190,875	185,911	176,135	159,698	150,900
Commercial and industrial	245,375	248,047	246,913	244,537	229,122
Consumer loans	254,475	254,216	249,738	241,776	240,488
Loans total (1)	1,722,847	1,743,591	1,736,655	1,711,957	1,659,201
Securities (taxable)	520,948	623,470	647,414	629,322	653,292
Securities (non-taxable)	196,385	197,786	189,316	183,115	177,933
Total earning assets	2,549,237	2,632,350	2,582,405	2,535,187	2,503,004
Non earning assets	326,762	329,369	325,543	332,426	319,881
Non-interest bearing checking	373,252	365,971	380,021	379,679	357,515
Interest bearing NOW accounts	227,039	241,190	231,807	198,621	189,629
Total transaction accounts	600,291	607,161	611,828	578,300	547,144
Savings (including mortgage escrow funds)	378,263	352,199	347,826	371,499	364,763
Money market deposits	394,628	405,221	304,346	302,205	311,120
Certificates of deposit	575,713	646,527	595,595	539,269	545,413
Total deposits and mortgage escrow	1,948,895	2,011,108	1,859,595	1,791,273	1,768,440
Total interest bearing deposits	1,575,643	1,645,137	1,479,574	1,411,594	1,410,925
Borrowings	488,846	511,340	628,988	655,281	629,325
Equity	421,529	417,652	401,104	402,314	405,692
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$31,651	$33,586	$35,871	$36,706	$36,066
Tax equivalent adjustment*	1,031	1,029	998	951	929
Interest expense	8,925	9,951	10,825	11,169	11,878
Net interest income (tax equivalent)	23,757	24,664	26,044	26,488	25,117
Provision for loan losses	3,500	7,100	2,500	2,100	1,400
Net interest income after provision for loan losses	20,257	17,564	23,544	24,388	23,717
Non-interest income	15,255	11,123	5,771	5,306	5,024
Non-interest expense	21,517	20,076	19,235	19,499	18,955
Income before income tax expense	13,995	8,611	10,080	10,195	9,786
Income tax expense (tax equivalent)*	5,045	3,067	3,789	3,700	3,480
Net income	$8,950	$5,544	$6,291	$6,495	$6,306
(1) Does not reflect allowance for loan losses of $28,027,$26,437, $23,645, $23,101 and $22,001
* Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08
Performance Ratios (annualized)
Return on Average Assets	1.25%	0.76%	0.86%	0.90%	0.90%
Return on Average Equity	8.52%	5.38%	6.22%	6.42%	6.25%
Non-Interest Income to Average Assets	2.13%	1.52%	0.79%	0.74%	0.72%
Non-Interest Expense to Average Assets	3.00%	2.75%	2.62%	2.71%	2.70%
Operating Efficiency Adjusted (2)	71.73%	65.7%	60.2%	59.4%	60.8%
Analysis of Net Interest Income
Yield on:
Loans	5.64%	5.63%	5.98%	6.25%	6.30%
Investment Securities- Tax Equivalent	4.70%	5.17%	5.09%	5.19%	5.18%
Earning Assets- Tax Equivalent	5.14%	5.33%	5.66%	5.91%	5.94%
Cost of:
Interest Bearing Deposits	1.04%	1.30%	1.56%	1.54%	1.76%
Borrowings	3.96%	3.71%	3.17%	3.47%	3.64%
Interest Bearing Liabilities	1.73%	1.87%	2.04%	2.15%	2.34%
Net Interest Tax Equivalent:
Net Interest Rate Spread- Tax Equivalent Basis	3.41%	3.46%	3.63%	3.76%	3.60%
Net Interest Margin- Tax Equivalent Basis	3.74%	3.80%	4.00%	4.16%	4.04%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	9.04%	8.49%	8.32%	8.01%	8.32%
Tier 1 Risk-Based Capital- Bank Only	240,392	235,902	229,395	226,053	223,391
Total Risk-Based Capital- Bank Only	264,170	259,686	253,040	249,154	245,392
Tangible Capital Consolidated	253,912	254,012	249,047	229,968	231,314
Tangible Capital as a % of Tangible Assets Consolidated	9.55%	9.11%	9.04%	8.17%	8.63%
Shares Outstanding	39,613,454	39,876,754	39,832,857	39,815,213	39,839,335
Shares Repurchased during qrtr(open market)	315,650	-	13,301	34,122	306,443
Basic weighted common shares outstanding	38,536,716	38,627,212	38,583,580	38,589,361	38,719,917
Diluted common shares outstanding	38,683,135	38,811,114	38,818,569	38,893,860	39,110,353
Per Common Share:
Basic Earnings	$0.23	$0.14	$0.16	$0.17	$0.16
Diluted Earnings	0.23	0.14	0.16	0.17	0.16
Dividends Paid	0.06	0.06	0.06	0.06	0.06
Book Value	10.62	10.57	10.47	10.03	10.07
Tangible Book Value	6.41	6.37	6.25	5.78	5.81
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$20,600	$21,567	$13,486	$13,589	$9,595
Non-performing loans (NPLs): still accruing	3,180	4,861	4,561	3,289	4,647
Non-performing assets (NPAs)	25,367	28,202	19,821	16,962	14,380
Net Charge-offs	1,910	4,308	1,957	1,001	812
Net Charge-offs as % of average loans (annualized)	0.44%	0.99%	0.45%	0.23%	0.20%
NPLs as % of total loans	1.39%	1.52%	1.03%	0.97%	0.84%
NPAs as % of total assets	0.90%	0.95%	0.68%	0.57%	0.50%
Allowance for loan losses as % of NPLs	118%	100%	131%	137%	154%
Allowance for loan losses as % of total loans	1.63%	1.52%	1.35%	1.33%	1.30%

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most financial institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from noninterest income). We follow these practices.

CONTACT:
Provident Bank
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845-369-8040